INDEPENDENT RETAIL BROKERAGE
                                    AGREEMENT

PARTIES:

ITEX Corporation                                              ("ITEX")
a Nevada corporation
3400 Cottage Way
Sacramento, California 95825

----------------------------------- ("Independent Contractor")

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RECITALS:

A. ITEX has over a period of time and at considerable expense developed and established a method for conducting and promoting alternative currency trade among retail businesses, a system for computerized record keeping of trade transactions and a framework for principal party and corporate trade transactions both in the United States and Internationally ("the ITEX System"). The ITEX System operates through the ITEX Retail Trade Exchange and International Licensees of ITEX. Much of the information and materials relating to the ITEX System constitute trade secret and confidential information.

B. ITEX owns the "ITEX" trade name and the service mark "ITEX and Design" and other proprietary marks (the "Proprietary Marks"). ITEX has registered the Proprietary Marks with the U.S. Trademark Office and has or will do so in offices in other countries serving similar functions.

C. Independent Contractor desires to be appointed as an independent contractor authorized to sell ITEX services and promote trading among ITEX Clients on a commission basis; ITEX desires to retain the services of Independent Contractor on both a retail and a corporate trade basis to provide consultation and support to the customers of ITEX in conformance with the ITEX System.

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AGREEMENT:

I.       DEFINITIONS

         1.1 ASSOCIATION FEE is a fee charged by ITEX to its Clients on a per cycle basis for the privilege of maintaining an ITEX account. The Association Fee may be in United States dollars, ITEX Trade Dollars or a combination of both.

          1.2 AUTOPAY (PREFERRED MEMBER) is a program offered by ITEX whereby ITEX Clients may reduce the percentage Client Purchase/Client Sale Fee (as defined below) charged if a Client agrees that its cash Fees may be paid by automatic credit card debit or electronic funds transfer.

         1.3 BROKER means an individual or entity engaged in the Trade Brokerage Business as defined below, and refers to Independent Contractor and other independent brokers appointed by ITEX. There are two levels of ITEX broker. Brokers are initially appointed as Associate Brokers (AB). After completing the training hereafter described and enrolling and activating fifty (50) new, fee paying Clients as defined below, Independent Contractor must take additional training, including a certification test, the successful completion of which training result in appointment as an Independent Licensed Broker (ILB).

         1.4 CENTRAL TRADE is the ITEX division charged with obtaining products and services to be made available to ITEX Clients through the ITEX Retail Trade Exchange, for sale to Clients for the account of ITEX only.

         1.5 CLIENT means a member of the ITEX Retail Trade Exchange who has a contractual relationship with ITEX governing Client's use of the Exchange and the privileges and responsibilities associated therewith or an entity with which ITEX conducts commercial trade transactions. An International Client is a client of an ITEX International Licensee. International Clients have the right to do business with ITEX Clients on terms and conditions adopted by ITEX from time to time.

         1.6 CLIENT PURCHASE/CLIENT SALE FEE is the fee charged to Clients based upon the dollar value of transactions engaged in by those Clients through the ITEX Retail Trade Exchange. The seller of goods or services is charged a "sales fee" and the buyer of that good or service is charged a "purchase fee", each in cash and each a percentage of the total price of the good or service sold and bought.

         1.7 COMMERCIAL CORPORATE TRADING - ITEX is involved in commercial corporate trading transactions ("Commercial Corporate Trading") as an integral part of ITEX's overall business. Commercial Corporate Trading typically involves the purchase and sale of large inventories of goods and services offered by major corporations and businesses and includes transactions that yield a "corporate credit" to a seller of goods or services as payment for the purchase of those goods or services. The corporate credit may then be used by such seller as partial payment (together with a cash component) toward the purchase of other goods or services by that seller.

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         1.8 CYCLE means a four-week accounting period used by ITEX commencing on a Friday and ending on a Thursday. By way of example, the first cycle of Fiscal Year 1999-2000 began Friday, July 16, 1999 and ended Thursday, August 12, 1999. There are thirteen such Cycles per ITEX fiscal year. Should ITEX in the future adopt a monthly accounting period, any reference herein to "cycle" shall be understood to mean "calendar month" unless the context suggests otherwise.

         1.9 ENROLLMENT FEE is the fee charged to Clients to open up an ITEX account. ITEX brokers are permitted to enroll Clients on behalf of ITEX and charge an Enrollment Fee set by Independent Contractor. However, ITEX itself is entitled to enroll Clients anywhere throughout the ITEX System and to charge whatever Enrollment Fee it may wish. ITEX hereby reserves the right to set a minimum Enrollment Fee to be charged as ITEX in its sole discretion may decide. If ITEX elects to set a minimum Enrollment Fee in the future, it will give Independent Contractor not less than sixty (60) days advance written notice of such election. As an element of ITEX's right to inspect the books and records of Independent Contractor as hereafter set out, Independent Contractor will disclose the amount of the fee so charged by Independent Contractor to ITEX and will consistently charge the fee so set. For each new client account that Independent Contractor enrolls, Independent Contractor shall pay ITEX the sum of $50 per client on Autopay and $100 per client electing to be billed for fees.

         1.10 THE ITEX RETAIL TRADE EXCHANGE (the "Exchange") is a division of ITEX which has contracted with thousands of retail and wholesale businesses and professionals who trade goods and services among themselves. The trade is done through an organized system, regulated by the record keeping and administrative services of ITEX and through its alternative currency economic system denominated in ITEX Trade Dollars. The Exchange functions as a clearinghouse for the trade transactions of the membership. ITEX manages the Exchange and acts as a third party record keeper of the trade transactions. It administers the clearinghouse function of the Exchange for ITEX Clients according to the terms and conditions found in the ITEX Client Application, as the same may be modified from time to time.

         1.11 ITEX TRADE DOLLAR is an accounting unit used by the ITEX Exchange to record the value of trades as determined by the selling party. ITEX Trade Dollars denote the right to receive goods or services available from other ITEX Trade Exchange Clients, or the obligation to provide goods or services to other Exchange Clients. Trade Dollars may not be redeemed or advertised for sale by Independent Contractor for cash. Trade Dollars may be used only in the manner and for the purposes set forth in the Rules of the Exchange. Trade Dollars are not legal tender, securities, or commodities.

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         1.12 NETWORK shall mean ITEX's network of independent trade brokers who make the services of ITEX and the ITEX Exchange available to the public and includes international licensees of the ITEX System who serve International Clients outside of the United States.

         1.13 PROPRIETARY MARKS shall mean the service mark, trademark, and trademark and design ITEX(R), and all other trademarks, service marks, trade names, logos and commercial symbols presently owned by or licensed to ITEX or hereafter acquired or adopted by ITEX.

         1.14 A TRADE is a purchase or sale of goods or services through the ITEX System. In the case of the Exchange, payment is made by posting the appropriate debits and credits in the form of ITEX Trade Dollars to the buying and selling parties' ITEX accounts pursuant to the Trading Rules of the ITEX Exchange, as such Rules may be amended from time to time.

         1.15 TRADE BROKERAGE BUSINESS shall mean an independent business which Independent Contractor is to establish and oversee the operation of in connection with and pursuant to standards and policies in this Agreement and such other standards and policies as may, from time to time, be adopted by ITEX. Such Trade Brokerage Business may have two (2) business aspects, comprising:

(a) The "Retail Trade Brokerage Business" involving the promotion of the ITEX Trade Exchange and recruiting, enrolling and servicing Clients of ITEX who are assigned to Independent Contractor; and

(b) The "Commercial Corporate Trading/Central Trade Business" in which Independent Contractor may be involved as a Finder.

ITEX is also participating in the trade Brokerage Business for itself through corporate offices or otherwise.

         1.16 TRADING RULES OF THE ITEX RETAIL TRADE EXCHANGE OR TRADING RULES shall mean such rules as are adopted and disseminated by ITEX from time to time to govern transactions and relationships associated with the ITEX Retail Trade Exchange and including transactions involving International Clients. Those rules are binding upon Independent Contractor, both in its operations as an independent trade broker, and as it acts as a Client through its Client Account. A copy of the current Trading Rules is attached hereto as Appendix 1.

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II.      THE RETAIL TRADE BROKERAGE: APPOINTMENT AND COMMISSION SCHEDULE

         2.1 APPOINTMENT AS A RETAIL BROKER. ITEX appoints Independent Contractor as an ITEX Broker to open one office with the primary responsibility of engaging in a Trade Brokerage Business including promoting trading among ITEX Clients. Additional offices may not be opened without the express written consent of ITEX and then only upon such terms as may be agreed to by ITEX.

Independent Contractor is an independent person or entity entirely separate and distinct from ITEX. The parties intend that an independent contractor relationship will be created by this contract. ITEX is interested only in the results to be achieved by Independent Contractor in providing consultation and support to ITEX Clients; the conduct and control of the consultation and support actually rendered lie solely with Independent Contractor. Independent Contractor is not an agent or employee of ITEX for any purpose, and neither Independent Contractor nor the employees of Independent Contractor are entitled to any of the benefits ITEX provides to ITEX employees. It is further understood that ITEX does not agree to, and will not, use Independent Contractor's services exclusively.

By accepting this appointment, Independent Contractor agrees to devote substantial full time to performing services to ITEX Clients and Independent Contractor's failure to do so may be considered a breach of this Agreement. However, Independent Contractor is free to engage in any other business so long as Independent Contractor's participation in such other businesses does not violate any of the provisions of this Agreement.

         2.2 PERSONAL MANAGEMENT.

         At all times, Independent Contractor (or at least one Independent Contractor Guarantor designated by Independent Contractor in writing, if Independent Contractor is a corporation, partnership or other entity), shall personally perform the responsibilities of Independent Contractor under this Agreement. The designated Independent Contractor Guarantor is subject to approval by ITEX which approval shall not be unreasonably withheld.

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         2.3 COMMISSION SCHEDULE

(a) ITEX shall pay Independent Contractor, less any expenses incurred by Independent Contactor and paid by ITEX (which expenses ITEX, in any event, is not obligated to pay), commissions as follows:

      (i) ITEX shall pay Independent Contractor seventy-five percent (75%) of Client Purchase/Client Sales Fees paid in cash and fifty percent (50%) paid in Trade Dollars and Eight Dollars ($8.00) of the cash Association Fees actually collected from Clients assigned to Independent Contractor. ITEX shall also pay three (3) ITEX Trade Dollars of the Trade Dollar portion of Association Fees actually collected from Clients.

      (ii) Independent Contractor will be paid an additional five percent (5%) of cash Client Purchase/Client Sales Fees actually collected from Clients assigned to Independent Contractor for those Cycles in which a minimum of twenty-five (25) net Client growth in the number of clients assigned to Independent Contractor and enrolled by Independent Contractor is attained.

(b) Notwithstanding Section 2.3(a) above, if Independent Contractor records less than 150,000 Trade Dollars Combined Trade Volume ("CTV") in any Cycle, the percentage commission payable to Independent Contractor shall automatically decrease to fifty percent (50%) at the end of three (3) consecutive Cycles thereafter, if:

      (i) Independent Contractor fails to achieve a minimum three (3) net Client growth for three (3) consecutive Cycles, or

      (ii) Independent Contractor's CTV decreases from one Cycle to the next for three (3) consecutive Cycles.

In order to regain the right to receive a 75% commission, Independent Contractor must attain both a minimum three (3) net Client growth and an increase in CTV for three (3) consecutive Cycles. For purposes of this Agreement, it is understood that CTV shall mean the total of the trade sales and purchases made by the Clients assigned to Independent Contractor.

(c) Amounts payable to Independent Contractor will be reduced by the following charges:

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       (i) A marketing fee of $1.00 per Client per Cycle for each Client assigned to Independent Contractor.

      (ii) A set up fee of $50.00 per Client for Clients who elect the AutoPay option on enrollment, or, if not enrolled on AutoPay, a set up fee of $100.00 per Client.

      (iii) Cost of broker supplies ordered by Independent Contractor from ITEX which exceed the allowable limits on free broker supplies as published from time to time in ITEX's broker supplies price list.

      (iv) Any costs ITEX has paid for any expenses incurred by Independent Contractor.
(d) ITEX reserves the right to change Client fees from time to time in its sole discretion. Any such change in fees shall not affect Independent Contractor's commission schedule, unless agreed to in writing by Independent Contractor.

(e) ITEX shall pay Independent Contractor cash commissions due, less any cash fees and obligations then owing to ITEX and less any of the deductions listed in subparagraph 2.3(b) above, no later than the 35th day after the close of the standard four (4) week accounting cycle in which Client cash fees have been received by ITEX. Independent Contractor will qualify for an advance payment on commissions to become due if seventy percent (70%) or more of the Clients assigned to Independent Contractor initiate, and continue to have their cash fees clear through the AUTOPAY program. Advance checks are paid twenty (20) days after the close of each Cycle.

(f) From time to time ITEX may make available to Independent Contractor optional marketing or other materials for its own use or for the use of ITEX Clients assigned to Independent Contractor.

(g) Independent Contractor shall not be entitled to any portion of any fee charged by ITEX and not explicitly identified herein as being subject to the commission payable to Independent Contractor.

      2.4 ASSIGNMENT OF CLIENTS. For the purpose of servicing and communicating with Clients, ITEX will assign Clients to Independent Contractor for one of three reasons:

(a) Independent Contractor has enrolled the Client account;

(b) ITEX has enrolled the Client and elects to assign the subject Client account to Independent Contractor; or

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(c) A Client has requested reassignment from another broker.

Once a Client has been assigned to Independent Contractor, ITEX will not reassign that Client unless the Client requests in writing that ITEX reassign that Client to another broker or unless ITEX, in its sole discretion, determines that reassignment of a Client is in the best interests of ITEX, the ITEX System or the Client involved. No requests for reassignment of a Client initiated by an ITEX broker other than the broker to whom the Client has been assigned will be honored. Accounts of Clients assigned to Independent Contractor will not be deleted at the request of Independent Contractor except upon the written concurrence of ITEX.

      2.5 NO EXCLUSIVITY. Independent Contractor's appointment is for one office location as approved by ITEX in the United States only and is nonexclusive. For convenience in identifying individual brokers within the ITEX System, Independent Contractor will be assigned a broker code and a geographic area which will be determined by the location of Independent Contractor's office and the general location of Clients. All reference to Independent Contractor's "geographic area" is for convenience of identification only and is in no way to be construed as an assigned territory, exclusive or nonexclusive.

      2.6 PERSONAL GUARANTY. If Independent Contractor is a corporation, partnership or other entity, officers, directors, shareholders, partners or members, as may be directed by ITEX, shall sign the Joinder which is attached to and made a part of this Agreement. At least one of such signers shall be designated by Independent Contractor as the "Independent Contractor Guarantor", subject to the approval of ITEX.

III.  COMMERCIAL CORPORATE TRADING:  APPOINTMENT AS FINDER

      3.1 INDEPENDENT CONTRACTOR AS FINDER. ITEX is involved in Commercial Corporate Trading as part of ITEX's overall business. Commercial Corporate Trading means transactions that yield a "corporate credit" to a seller of goods or services as payment for the purchase of those goods or services. The corporate credit may then be used by the seller as partial payment (together with cash) toward the purchase of other goods or services by the seller. Independent Contractor is hereby appointed to act as a non-exclusive Finder to introduce companies (hereafter referred to as "Contacts") to ITEX or ITEX's designees, which Contacts may have an interest in entering into Commercial Corporate Trading transactions with ITEX or its designees.

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      In addition, ITEX is involved in Central Trade Transactions whereby ITEX acquires inventories of goods or services to be sold by ITEX to ITEX Clients through the ITEX Retail Trade Exchange or otherwise for the account of ITEX.

      Compensation to Independent Contractor as a finder is subject to negotiation between Independent Contractor and ITEX on a case-by-case basis. Independent Contractor may not represent any other company, person or entity as a finder as described above.

      3.2 PROCEDURE FOR REGISTERING CONTACTS. To assist ITEX in establishing Commercial Corporate Trade and Central Trade relationships, Independent Contractor will submit to ITEX a Lead Submission Worksheet ("LSW"), in the form adopted and approved by ITEX and as such form may be modified by ITEX from time to time, for each Contact introduced by Independent Contractor. An interested company so identified by Independent Contractor shall be deemed a Registered Contact for purposes of this Agreement and a confirmation number provided to Independent Contractor unless, within a reasonable period of time, not to exceed ten (10) business days after receipt of the LSW, ITEX or ITEX's designee advises Independent Contractor that:

(a) A prior business relationship exists or has existed during the preceding three (3) years between ITEX or its designees and the Contact;

(b) ITEX or ITEX's designees previously have negotiated with the Contact for a Commercial Corporate Trade or Central Trade transaction or other business relationship during the preceding three (3) years; or

(c) Another ITEX finder, whether an ITEX broker or not, has previously registered the same Contact and that registration remains active.

      3.3 FURTHER DEALINGS WITH CONTACT. After Independent Contractor has submitted the LSW, ITEX or ITEX's designee has the sole right to communicate with the Registered Contact, to deal with the Registered Contact as a principal and only contracting party, and to contract directly with the Registered Contact to enter into a transaction or transactions. However, ITEX may, in its sole and absolute discretion direct Independent Contractor to participate in negotiations according to procedures and guidelines adopted by ITEX. In any event, Independent Contractor shall never arrange such a transaction such that ITEX is in any way obligated to accept the transaction except in the sole and absolute discretion of ITEX.

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      In the case of a simple introduction via a LSW, in its sole discretion
ITEX or its designee will enter into an agreement with the Registered Contact, the terms and conditions of which are subject to negotiation and agreement between ITEX and the Registered Contact as each shall determine in its sole and absolute discretion.

          3.4 FURTHER TRANSACTIONS WITH SAME CONTACT. If the Registered Contact on account of whom Independent Contractor was paid a fee pursuant to this Section subsequently enters into other transactions with ITEX or its designee, Independent Contractor shall be entitled to a payment as with the first such transaction for up to three (3) additional transactions. After three such subsequent transactions, Independent Contractor shall not be entitled to payment for any other transactions which may entered into between that Registered Contact and ITEX unless Independent Contractor submits another LSW for a new transaction with that Registered Contact or unless ITEX finds, in the exercise of its good faith discretion, determines that Independent Contractor is a necessary and essential party to continuing the relationship.

      3.5 PRINCIPAL PARTY TRANSACTIONS BY INDEPENDENT CONTRACTOR; RIGHT OF FIRST REFUSAL TO ITEX. The parties hereto understand and agree that situations may arise where Independent Contractor may find and wish to participate in principal party transactions in the nature of Commercial Corporate Trading. Based upon the principle that Independent Contractor will seek to transact all of its Trade Brokerage Business and trade (as opposed to cash) transactions within the ITEX System, Independent Contractor agrees that it will inform the manager of broker relations of ITEX of each and every such transaction it proposes to enter into by submission of a Deal Consideration Worksheet ("DCW") supplied by ITEX. Upon submission of a DCW, ITEX shall have five (5) business days in which to inform Independent Contractor whether ITEX wishes to assume the role of principal in the transaction. If ITEX decides to accept the transaction, Independent Contractor shall be entitled to compensation as a finder as negotiated between ITEX and Independent Contractor.

IV.   PROPRIETARY MARKS

      4.1 CONCERNING THE MARKS. Independent Contractor has no right to independently use the Proprietary Marks other than in connection with this Agreement or to license or sub-license the Proprietary Marks to others. ITEX has the right at any time, and from time to time, without prior notice to Independent Contractor, to make additions to, deletions from, or changes in the Proprietary Marks.

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      4.2 SOLE OWNERSHIP. Independent Contractor acknowledges that ITEX is the sole and exclusive owner of the Proprietary Marks and all material elements constituting a part of the ITEX System. Any and all use of the Proprietary Marks and the ITEX System will be for the exclusive benefit of ITEX. Independent Contractor will not contest at any time, during or after the term of this Agreement, in any manner, the validity of ITEX' exclusive ownership and rights to the Proprietary Marks.

      4.3 USE OF PROPRIETARY MARKS. Independent Contractor is absolutely prohibited from including "ITEX" or any other Proprietary Mark in Independent Contractor's sole proprietorship, corporate, partnership or other entity name. Independent Contractor may display the ITEX(R) logo trademark on checks, letterhead, envelopes, signs and other approved forms so long as Independent Contractor follows ITEX's corporate identity standards in so doing. In addition, Independent Contractor shall follow ITEX policies and procedures in answering its business telephone and such other elements of trade dress and procedure as may be directed by ITEX. Independent Contractor is not free to alter any proprietary marks or trade dress as to form, color, size, proportion or in any other way. The name selected by Independent Contractor in operating its Trade Brokerage Business must be approved by ITEX in writing and in advance of any use thereof.

V.    OBLIGATIONS OF INDEPENDENT CONTRACTOR

      Independent Contractor's primary responsibilities are (i) to sell ITEX services to ITEX Clients and to aggressively promote, facilitate, and encourage trade activity among ITEX Clients, especially those assigned to Independent Contractor; (ii) to promote and act as a finder for Commercial Corporate Trade or Central Trade transactions in conjunction with ITEX and its associated brokers and International Licensees; and (iii) to use its best efforts to protect and extend the good will of ITEX and its Proprietary Marks in conjunction with the ITEX System. In order to fulfill these responsibilities, Independent Contractor shall at all times maintain an official business address and a business telephone number with an appropriate full-time answering service. In addition, Independent Contractor shall be strictly governed by the following obligations:

      5.1     PERFORMANCE STANDARDS.

Independent Contractor's continuing appointment as a broker for the ITEX System is contingent upon achieving and maintaining the following minimum performance standards:

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(a) After the successful completion of mandatory initial training Independent
Contractor will be appointed as an Associate Broker. Thereafter, Independent Contractor must enroll and activate a minimum of 50 new, fee-assessed Clients into the ITEX System within the first six full cycles after completion of the initial training. "Activating" a Client means that the Client concludes a purchase or a sale through that Client's ITEX account or that Client pays its first cycle Association Fees. While it is the goal to achieve 50 new, fee-assessed Clients within three cycles, if a minimum of 50 new fee-assessed Clients, failure to activate this minimum within the first six full cycles will, at the option of ITEX constitute a default by Independent Contractor of this Agreement. For purposes of the Section 5.1, "fee-assessed" does not include the accounts of Independent Contractor and its employees.

(b) After activating 50 new, fee-assessed Clients and maintaining that level of Clients as active accounts and upon gaining the approval of the ITEX President or his designee, Independent Contractor must attend Independent Licensed Broker
(ILB) training.

(c) The training courses described above are offered without charge to Independent Contractor. However, Independent Contractor is responsible for transportation, lodging, meals, entertainment and all other personal expenses related to attending the courses.

(d) Independent Contractor shall work with all Clients of ITEX in a professional, courteous and responsible manner, and shall not engage in any behavior nor make any representations reasonably determined by ITEX to reflect negatively on ITEX or its good will.

      5.2 PROMOTIONAL AND OPERATIONAL MATERIALS. Independent Contractor shall insure that all advertising and promotion by Independent Contractor is completely factual and conforms to the highest standards of ethical advertising and ITEX's corporate identity standards. Independent Contractor agrees to refrain from any business or advertising practices which may be injurious to the business of Independent Contractor or ITEX or to the goodwill associated with the Proprietary Marks and with the ITEX System. ITEX may, but is not obligated to provide standard promotional and operational materials, including applications, forms, Client transaction materials, magazines, brochures and other information and materials for use by Independent Contractor and others. Independent Contractor may develop and use its own advertising materials, at Independent Contractor's sole cost and expense, provided that Independent Contractor complies with and follows ITEX's corporate identity standards and further provided that Independent Contractor shall receive ITEX's approval, in writing and in advance, for any advertising materials of Independent Contractor's own design prior to any such materials being used. Once submitted to ITEX, if ITEX has neither approved or disapproved of such materials within five (5) business days of submission, such materials will be deemed approved. ITEX has the right but not the obligation to charge Independent Contractor for orders of promotional and operational materials in excess of approved amounts. Independent Contractor will not be required to purchase any materials. Independent Contractor must always have at hand sufficient quantities of application forms and use approved versions of such forms to sign up Clients.

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      5.3 ITEX OPERATIONS MANUAL. ITEX will loan to Independent Contractor an
Operations Manual setting forth the procedures, processing forms and other provisions and policies of the ITEX System. ITEX reserves the right from time to time and in its sole discretion to make changes and additions to these policies, procedures and standards in order to better promote, and to improve operations of, the ITEX System. The Operations Manual may not be copied in whole or in part by Independent Contractor except with the express written permission of ITEX. Upon termination of this Agreement for any reason or at the written request of ITEX, the Operations Manual and any permitted copies must be returned to ITEX.

      5.4 CLIENT RELATIONS.

(a) Independent Contractor shall produce a local newsletter, send broadcast facsimiles, maintain an Internet web site, or other client electronic communication vehicle and distribute the same to the Clients assigned to Independent Contractor and to ITEX at least once every other month. The process for submission shall be the same as that for advertising materials described in
Section 6.11 hereof.

(b) Independent Contractor shall report to ITEX on such forms as directed by ITEX any significant matters pertaining to the operation of the ITEX System and relationships between ITEX Clients and brokers which come to the attention of Independent Contractor.

      5.5 CONTINUING CLIENT EDUCATION. The continuing success and growth of Independent Contractor's local retail trade business depends, among other things, upon the continuing education of local ITEX Clients in the use of the ITEX System and in bringing ITEX Clients together in order to facilitate and promote trade among them. Consequently, Independent Contractor shall offer educational programs for its assigned Clients, such as regular educational meetings, monthly breakfast meetings, periodic orientation meetings, and other forums for Client education.

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      5.6 RECIPROCAL TRADE. As appropriate, Independent Contractor shall refer
Clients assigned to Independent Contractor to authorized ITEX brokers in other areas and to ITEX International Licensees. If such a Client requires assistance in obtaining or completing a trade transaction in another area, Independent Contractor will cooperate with Client in locating an appropriate ITEX broker to facilitate the transaction. In addition, Independent Contractor shall assist ITEX Clients assigned to other brokers and International Clients to facilitate reciprocal trade among all areas served by ITEX, and extend the same courtesies to those Clients as Independent Contractor does to those Clients assigned to Independent Contractor.

      5.7 CONFIDENTIALITY. Independent Contractor recognizes and acknowledges that the services which Independent Contractor performs for ITEX will be of a confidential nature, that the goodwill of ITEX depends, among other things, on keeping the nature of such services, and information related to such services, confidential. Unauthorized disclosure would irreparably damage ITEX. The names of ITEX's Clients, International Clients, Client account activities, unique and confidential marketing plans, business strategies, methods, competitive information, computer software, procedures, training materials and other information provided to Independent Contractor (the "Confidential Information") are and shall remain the exclusive property of ITEX and are of great value to ITEX and the ITEX System. Unauthorized disclosure of the Confidential Information would irreparably damage ITEX.

Independent Contractor hereby agrees that it will maintain the Confidential Information in the strictest of confidence, and will not, in whole or in part, cause or permit the Confidential Information to be disclosed to any third person, firm or entity by written document or otherwise. Independent Contractor specifically acknowledges that the Confidential Information of ITEX is valuable, special and constitutes a unique asset of ITEX, the access to and knowledge of which are essential to the performance required of Independent Contractor. Independent Contractor further acknowledges that although the Confidential Information is comprised of certain information which, in isolated form, could be construed as being in the public domain, it is in its whole and final form, unique and innovative, and constitutes proprietary and trade secret information of ITEX.

The parties agree that the Confidential Information and the following items are secret, confidential, unique, and valuable, were developed at great cost and over a long period of time, and disclosure of any of the items to anyone except as permitted below will cause irreparable injury to ITEX:

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      A.      Non-public financial information, accounting information and plans of operations, possible mergers or acquisitions prior to the public announcement thereof.

      B. Client lists, call lists, and other confidential Client data including that relating to International Clients;

      C. Memoranda, notes and records concerning the technical and creative processes used in the ITEX System and all training materials developed or disseminated by ITEX;

      D.      Any and all market research and development data; and

      E.      Any document or other information clearly marked "Confidential".

Independent Contractor further agrees that at no time will Independent Contractor undertake or attempt to solicit or otherwise agree privately with ITEX Clients or International Clients to provide consultation and support related to any trade, barter or alternative currency program other than the ITEX System or otherwise attempt to circumvent the ITEX System in Independent Contractor's operation of its Trade Broker Business or otherwise.

Upon termination of this Agreement, Independent Contractor shall return to ITEX all Confidential Information and other items relating to the ITEX System.

Independent Contractor will assure that the employees and agents of Independent Contractor who obtain the Confidential Information do not disclose the information except as may be authorized by ITEX by requiring such employees and agents to execute a Confidentiality and Non-Competition Agreement on forms supplied by ITEX.

      5.8 INFORMATION PROVIDED TO ITEX. Independent Contractor shall provide Client, product, services and other business information to ITEX in such form and on such schedules as ITEX may from time to time direct in writing. Independent Contractor warrants that all information furnished to ITEX or to the ITEX computer data base is, to the best of Independent Contractor's knowledge, complete, trustworthy and accurate in all respects.

      5.9 COLLECTIONS ASSISTANCE. Independent Contractor shall make collection calls on each Client whose cash fees remain unpaid and overdue for a period of time longer than 28 days from the date of billing consistent with ITEX's then current collections policies. Independent Contractor shall make personal visits as necessary to attempt collections from overdue Clients.

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(a) All funds collected by Independent Contractor must be remitted immediately to ITEX for deposit. Independent Contractor is expressly forbidden to collect fees from Clients without immediately forwarding said fees to ITEX.

(b) Independent Contractor may not refer any accounts of Clients assigned to Independent Contractor to a collection agency for collection or commence an action against a Client based on that Client's account, without the express written consent of ITEX and subsequent assignment of claim to Independent Contractor.

      5.10 CLIENT DIRECTORY. Independent Contractor must maintain the accuracy of the ITEX computer directory system to provide up-to-date information on the Clients assigned to Independent Contractor. Independent Contractor shall produce directories of Clients assigned to Independent Contractor for the use of such Clients and for other ITEX Clients and provide them to any ITEX Client, including those not assigned to Independent Contractor, at the reasonable request of any such Client. Any accounts which are "broker controlled" must be clearly identified as such and may not, without the advance written approval of ITEX, exceed ten percent of the Client accounts assigned to Independent Contractor.

      5.11 COMPUTER EQUIPMENT AND SOFTWARE; TRADE SECRETS.

(a) Independent Contractor will obtain computer equipment compatible with ITEX's computer technology as specified by ITEX. Such equipment will be used to interrogate Clients' accounts by using the computer accounting system software and procedures provided and established by ITEX. Independent Contractor will communicate with ITEX and with other brokers and Clients within the ITEX System using established communication guidelines and forms.

(b) Software and related procedures provided by ITEX are licensed to Independent Contractor and remain the property of ITEX. They include trade secret and confidential information which must be maintained in strict confidence by Independent Contractor.

(c) Independent Contractor shall not use the procedures or software for any purpose or party other than those associated with ITEX, the ITEX System and the Trade Brokerage Business.

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(d) Independent Contractor shall execute and be bound by any and all software licenses required by ITEX during the term of this Agreement. ITEX, in its sole discretion, may charge a license fee for some or all of the licenses granted by it. A list of all licenses and any license fees in connection therewith is found in Schedule 1 hereto.

      5.12 INDEPENDENT CONTRACTOR TO ABIDE BY TRADE RULES IN PERSONAL TRANSACTIONS. Independent Contractor will be granted an ITEX account for its use as hereafter set forth. It is of upmost importance that Independent Contractor conduct its own trade transactions through its ITEX account and otherwise, in full compliance with the Trading Rules of the ITEX Retail Trade Exchange. Therefore, Independent Contractor hereby warrants and agrees that it will strictly abide by all Trading Rules of the ITEX Retail Trade Exchange as such are in force from time to time. Independent Contractor will at all times disclose to ITEX Clients that Independent Contractor is acting as an ITEX Client and not as a broker in any transaction involving Independent Contractor's ITEX account.

      In aid of Independent Contractor abiding by this covenant, Independent Contractor agrees to inform ITEX, in such manner and on such schedule as is directed by ITEX, of the goods or services offered by Independent Contractor for its own account and to indemnify and hold harmless ITEX from and against any and all fines, penalties, losses, costs, damages, injuries, claims, expenses or other liabilities arising out of, resulting from or in connection with Independent Contractor's use of its ITEX account.

      5.13 NON-COMPETITION. During the term of this Agreement and for one month for each month this IRBA is in force, up to a maximum of two (2) years after its termination, Independent Contractor shall not, without the advance written consent of ITEX, engage in any business competitive with ITEX. For the purpose of this Paragraph, a "competitive" business means the franchising, licensing, operation, or provision of record keeping and promotional services in connection with retail trade or barter transactions and any form of trade or barter membership system and any retail Trade Brokerage Business.

With respect to Corporate Commercial or Central Trading, Independent Contractor may participate in such trading provided Independent Contractor has informed ITEX of each such transaction Independent Contractor proposes to enter into, including names and addresses of the parties and the terms of the transaction, a description of the goods or services involved and the quantity and prices thereof, and gives ITEX the right of first refusal to act as principal in such transaction. If ITEX fails to exercise such right of first refusal within five
(5) business days of delivery of such notice, Independent Contractor may proceed therewith for its own account. If ITEX exercises its right of first refusal, Independent Contractor shall be compensated as a Finder as set forth in Section III hereof.

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During the term of this Agreement these non-competition terms apply absolutely.
After the termination of this Agreement and for the period recited above, this non-competition agreement applies within a fifty (50) mile radius of the business address of any office of ITEX, its brokers or its International Licensees or their brokers. The terms of this Paragraph will bind Independent Contractor and all those signing the Joinder hereto, in any capacity, including as a sole proprietor, partner, limited partner, employer, franchiser, shareholder, director, or employee. If any court or other tribunal determines this Paragraph as invalid or unenforceable as written, then the terms of this Paragraph shall be deemed modified to the extent necessary to be valid and enforceable.

Neither Independent Contractor nor any of its shareholders, partners, officers, directors, owners, or employees shall conduct any trade transactions on behalf of others in services or goods or perform any services in connection with the trade or exchange of services and goods, whether or not on behalf of Clients, except as a part of the Trade Exchange Business and otherwise in compliance with the terms and conditions of this Agreement and the Operations Manual, PROVIDED HOWEVER that ITEX recognizes that in serving the Clients assigned to it, Independent Contractor may be in a position to satisfy the requirements of some clients by entering into trade transactions with parties who are not members of the ITEX System. Therefore, ITEX understands and agrees that in the case of Clients assigned to Independent Contractor and who have Trade Dollars to spend but who cannot in a reasonable time (60 days or less) secure needed products or services through the ITEX System, Independent Contractor may, in such cases, use whatever resources it may have at its disposal to secure needed products or services for such Clients in exchange for Trade Dollars, cash or products as may be necessary, in the reasonable discretion of Independent Contractor, to satisfy those needs.

Independent Contractor shall not represent to any party that ITEX or ITEX Clients are involved in or approve any trade transactions outside of the ITEX System or that Independent Contractor in any way acts on behalf of ITEX or ITEX Clients in any such transactions.

To the extent possible, any dealings with any trading company, broker, or trade exchange outside of ITEX shall be consummated through participation in the Reciprocal Trade Accounts Program set up and administered by ITEX. Any and all trade or barter transactions in which ITEX is not represented is to be reported to ITEX, in writing.

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      5.14 WEB SITE REQUIREMENTS. In order to protect both the name and trademark of ITEX Corporation and the name and business of ITEX Brokers who have an Internet presence, the following standards will govern any web sites on the Internet set up by Independent Contractor:

(a) Independent Contractor's web page may not merely say "ITEX" because that does not differentiate between the Independent Contractor and ITEX or between the Independent Contractor and other Brokers. Independent Contractor shall use its formal legal name (corporate name or legally adopted assumed name) followed by "an independent licensee of ITEX Corporation". Independent Contractor may not identify its brokerage with a geographical location.

(b) If the Independent Contractor web page uses frames, the link to the ITEX Corporation Home Page must open up in a NONFRAMES environment (i.e., the corporate page will not show up in one of Independent Contractor's page frames). To accomplish this, all of Independent Contractor's pages must have the following text clearly visible near the top of the page:

      An independent brokerage office licensed by http://itex.com
      ITEX Corporation.

This will link to the ITEX Corporation Home Page.

(c) If ITEX becomes an Internet service provider ("ISP"), it will offer "storage space" for Broker and members Home Pages if they do not have a local ISP on trade. ITEX will, in connection therewith, require ISP contracts which protect, among other things, against copyright or trademark infringement, defamation, invasion of privacy, and similar legal issues.

      5.15 E-MAIL ADDRESS. Independent Contractor shall at all times maintain a current and valid e-mail address for the purpose of receiving and responding to electronic mail from ITEX.

      5.16 ATTENDANCE AT CONVENTIONS. Independent Contractor shall attend the ITEX Annual Convention and any Regional Convention for the region in which Independent Contractor is located. Attendance shall be at Independent Contractor's sole expense, including, but not limited to, any registration fees, travel, lodging, food, entertainment and any other expenses associated with attendance at such Conventions. This requirement of attendance at Conventions may be waived in writing by ITEX but the acceptable circumstances permitting such waiver will be limited.

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VI.   OBLIGATIONS OF ITEX

     6.1 RECORD KEEPING. The primary obligations of ITEX to its independent contractors and Clients are as follows:

(a) ITEX shall record, track and account for trade transactions among its Clients and brokers, through a computerized system of record keeping.

(b) ITEX will give Independent Contractor access to its national directory of Clients by means of the ITEX Online" System.

      6.2 TRANSACTION AUTHORIZATION LINE. Within the continental United States, ITEX will provide a toll free line for Clients to secure transaction authorizations from ITEX for proposed trade transactions. Telephone lines designated as "Transaction Authorization" lines shall be used for no other purpose by Independent Contractor or by ITEX Clients. ITEX may, in its sole discretion, modify the hours during which the transaction authorization line is available.

      6.3 MATERIALS TO BE PROVIDED. ITEX will provide Independent Contractor with operational materials as ITEX deems necessary to effect the sale of ITEX services to new Clients and to facilitate trade transactions among Clients and brokers within the ITEX System. These materials will include, but not be limited to, applications, promotional materials, Client trade transaction materials, drafts and deposit slips. All materials provided to Independent Contractor are and remain the property of ITEX and must be returned to ITEX promptly upon termination of this Agreement. ITEX may, in the exercise of reasonable discretion, elect to charge its Clients and/or Independent Contractor for any materials ITEX provides in excess of amount deemed necessary for ordinary operations.

     6.4 OPERATING ACCOUNT, PERSONAL ACCOUNT AND LINE OF TRADE CREDIT.

(a) If Independent Contractor is an Independent Licensed Broker, ITEX will provide two (2) no-fee ITEX Client account for Independent Contractor's use as an Operating Account and a scrip account, so long as Independent Contractor remains an ILB.

(b) If Independent Contractor is an Associate Broker, ITEX will provide one (1) ten percent (10%) fee ITEX Client account (5% on sales and 5% on purchases). Cash service fees charged on AB accounts will be deducted from broker checks due to Independent Contractor and as provided in the Trading Rules.

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

(c) Trade Dollar commissions payable to Independent Contractor will be deposited into Independent Contractor's Operating Account. The terms governing this account are the same as those governing any other ITEX Client account and are set forth in the Trading Rules.

In addition, Independent Contractor acknowledges and agrees that in its use of any of its ITEX accounts, Independent Contractor is acting as a Client of ITEX and not as a broker. It is therefore of manifest importance that Independent Contractor keep the transactions in any personal ITEX account completely separate and distinct from Independent Contractor's Operating Account and Independent Contractor's activities as an ITEX broker. Independent Contractor hereby agrees that it will observe this distinction in each and every aspect of its business.

(e) In addition to the ITEX accounts described above, ITEX may, but is not obligated to, grant Independent Contractor a Line of Credit in Trade Dollars to Independent Contractor's ITEX account, provided Independent Contractor meets the credit criteria established by ITEX from time to time in connection with Lines of Credit and Independent Contractor provides proof of adequate security to ITEX commensurate with the Line of Credit granted, if any. In the event Independent Contractor draws against its ITEX account an amount in excess of its positive trade balance, or an amount in excess of any Line of Credit, ITEX shall have the right to refuse payment or allow the overdraft, at ITEX's option. Trade overdrafts, or unpaid credit lines, may be reduced by ITEX on behalf of Independent Contractor, by assessing an amount in cash from Independent Contractor's broker check commission account equal to one-half of the Trade Dollar overdraft if not repaid by the end of the following Cycle.

      6.5 TRAINING. ITEX shall provide to Independent Contractor and Independent Contractor must attend basic training in the selling and use of the ITEX System so that Independent Contractor may begin serving as an Associate Broker. Training will be conducted at the ITEX Corporate Training Center and scheduled at times convenient to ITEX and Independent Contractor. ITEX shall provide without charge, and Independent Contractor shall attend, this training. Independent Contractor must complete this initial training to ITEX' satisfaction, or, this Agreement may be terminated by ITEX. Where adequate experience is verifiable from within the Trade Exchange Industry, training may be modified in the sole and absolute discretion of ITEX. Initial start-up materials are included in the training.

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After attaining a fifty (50) member Client base and upon approval by the ITEX
President or his designee, an AB is eligible to attend Independent Licensed Broker Training. This course deals with the brokering of accounts and covers such subjects as Standard Operating Policy and Procedures, Transactions, Brokering Skills, AIM/ITEX Online Training and similar advanced topics. Upon successful completion of such ILB training, including a certification test, AB will be appointed an ILB.

A Certified Trade Broker/Advanced Trade Brokering class will be provided by ITEX for ILBs who have attained a Client base of 100 Clients. Attendance at this course is not mandatory.

For all training, Independent Contractor is responsible for all lodging, travel entertainment and meals associated with training.

      6.6 COMPUTERIZED COMMUNICATIONS NETWORK. To promote trade transactions, ITEX will provide Independent Contractor with access to the ITEX web site called the "ITEX Online"".

      6.7 RIGHT OF INSPECTION. Representatives of ITEX shall have access to the premises of Independent Contractor at all times to inspect Independent Contractor's place of business and to verify compliance with this Agreement. Inspection shall be during Independent Contractor's normal business hours and upon not less than forty-eight (48) hours advance notice. At the time of inspection, ITEX shall give advice and assistance regarding Independent Contractor's operations and recommendations for educational training programs. Independent Contractor shall cooperate with ITEX representatives at the time of inspection and shall provide ITEX with access to Independent Contractor's books and records relating to its ITEX operations for such inspection if ITEX, in its sole discretion, deems such inspection necessary.

      6.8 ON-SITE ASSISTANCE. At the request of Independent Contractor, ITEX may, but is not obligated to, visit Independent Contractor's office from time to time to render on-site assistance. Independent Contractor may request on-site assistance by ITEX personnel subject to their availability. Independent Contractor shall pay the travel and lodging expense of the requested ITEX personnel and shall promptly reimburse ITEX for the usual salary and benefits or commissions of such personnel during the assistance period. ITEX will not charge for assistance rendered during an inspection pursuant to section 6.7 above.

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      6.9 BILLINGS AND COLLECTIONS. ITEX will conduct and has final responsibility for all billing and collection of fees due from all ITEX Clients (except as to the initial set-up fees from Clients enrolled by Independent Contractor. Accounts with cash balances overdue for three (3) consecutive accounting cycles may be turned over to internal collections, which accounts will incur a twenty-five percent (25%) collection fee before calculating the broker commission portion payable. Negative trade balances collected are not commissionable.

Independent Contractor is expected to assist in the collection of unpaid fees, at the direction of ITEX. If attempts by both Independent Contractor and ITEX internal collections are unsuccessful in collecting overdue fees, accounts may be deleted and assigned to a collection agency. There will be no broker commissions payable on deleted accounts sent to collection or for special collection charges assessed against Clients.

Independent Contractor may not refer any accounts of Clients assigned to Independent Contractor to a collection agency for collection or commence an action against a Client based on that Client's account, without the express written consent of ITEX and subsequent assignment of claim to Independent Contractor.

      6.10 BAD DEBT RESERVE FUND. ITEX, in its sole and absolute discretion, may maintain and administer a bad debt reserve account for each broker area to defray and replace losses to the ITEX System from uncollectible Client trade debts. The terms governing these funds are set forth in the ITEX Trading Rules and ITEX Policy. ITEX will review the reserve fund for Independent Contractor's Clients twice yearly. Independent Contractor has no interest in any bad debt reserve fund.

      6.11 ADVERTISING. ITEX shall have the right, but not the obligation, to conduct regional and national advertising promotions of the ITEX System as it chooses. ITEX will carry the entire financial responsibility for such advertising and promotions or may use advertising allowances available from suppliers and Clients of the ITEX System. Independent Contractor shall conduct its own advertising or promotions. All written and other materials for such advertising or promotions must be submitted to the ITEX Legal Department for approval. If submitted materials are not explicitly acted upon by the ITEX Legal Department within five (5) business days of submission by Independent Contractor, such material shall be deemed approved.

      6.12 INTERNATIONAL TRANSACTION AUTHORIZATIONS. ITEX shall provide a clearing house function for international transactions, that is, transactions involving a seller or buyer outside of the United States. ITEX has established pre-set credit lines on clearing accounts for International Licensees. A transaction may be declined if these limits are exceeded even if an individual ITEX Client's account in good standing.

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VII.   INDEPENDENT CONTRACTOR'S CONDUCT OF BUSINESS

      7.1 LEGAL REQUIREMENTS. Independent Contractor shall secure and maintain in force all required licenses, permits and certificates relating to the operation of Independent Contractor's business, by any governmental authority or entity having jurisdiction over the same; shall pay promptly all taxes and assessments, or collect and promptly remit such taxes to the appropriate governmental authorities, when due; and shall operate Independent Contractor's business in full compliance with all applicable laws, ordinances and regulations, including, but not limited to, laws relating to occupational health and safety, workers' compensation insurance, unemployment insurance, non-discrimination and withholding and payment of federal, state and local income taxes, social security and other employment taxes and sales taxes.

      7.2 TAXATION. Independent Contractor acknowledges that all trade transactions and commissions earned on such transactions are subject to income taxation. Independent Contractor will advise all ITEX Clients of the taxable nature of barter and trade transactions denominated in alternative currencies and to seek appropriate legal, accounting and tax services for advice on the tax treatment of trade transactions.

      7.3 MAINTENANCE OF BUSINESS REPUTATION BY PROMPT PAYMENT. Independent Contractor shall pay promptly when due, all bills, debts, expenses and charges arising from operation of its business, and shall pay all taxes, licenses and permits required by any governmental unit. Independent Contractor is responsible for its own expenses and costs of doing business.

      7.4 INDEPENDENT CONTRACTOR STATUS. Independent Contractor is not and shall not represent or hold itself out to be an agent, legal representative, partner or employee of ITEX for any purpose whatsoever. Independent Contractor is an independent contractor and is not authorized to make any contract, agreement, warranty or representation on behalf of ITEX or to create any obligation, express or implied on behalf of ITEX. Any liability resulting from or associated with the information and advice rendered by Independent Contractor to customers of ITEX shall be the sole responsibility of Independent Contractor.

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ITEX has the right to, and shall instruct Independent Contractor as to the service Independent Contractor is to provide and the means of providing that service. Independent Contractor is an independent contractor with the authority and obligation to control and direct the performance of all services provided. ITEX is interested only in the results obtained. However, the service provided by Independent Contractor must meet the approval of ITEX and shall be subject to ITEX's general right of inspection, supervision, and approval.

The actual performance and superintendence of all services in connection with this Agreement shall be by the Independent Contractor. ITEX may designate a representative or representatives who shall have authority to observe and inspect the services performed by Independent Contractor and to judge, in the exercise of its reasonable judgment whether all service is being performed by Independent Contractor in accordance with the provisions of this Agreement.

     7.5 PROHIBITED CONDUCT.

(a) Except for ITEX travelers checks and as permitted in Section 5.12 hereof, Independent Contractor shall not, for any reason, sell, assign, give, or otherwise deliver ITEX Trade Dollars to any person or entity which is not a current Client, International Client or broker of ITEX. ITEX will not honor ITEX Trade Dollars transferred in violation of this provision.

(b) Independent Contractor shall not, for any reason, use, buy, sell or in any way transact business through another Client account than the one assigned by ITEX to Independent Contractor unless the Client owning the account appoints Independent Contractor the Client's attorney-in-fact pursuant to a power of attorney valid in the jurisdiction where the Client resides. A copy of such power of attorney must be supplied to the ITEX Legal Department before any trading occurs based upon the power of attorney.

(c) Independent Contractor shall not violate, or assist another ITEX broker, Client or International Client to violate, the ITEX Trading Rules or any term of an applicable written agreement with ITEX.

(d) In all transactions and dealings with ITEX Clients, International Clients and brokers, Independent Contractor shall honor all commitments and pay all obligations, cash and trade, in a timely manner.

(e) Independent Contractor shall not charge any ITEX customer any surcharge, "showroom fee", inventory fee, scrip fee or any other fee added to a transaction in which Independent Contractor is acting as an ITEX broker or in connection with Independent Contractor's ITEX account, except that as may be approved by ITEX in advance and in writing, any Independent Contractor with a travel department which has been previously approved by ITEX may charge a fee associated with travel services rendered by such travel department.

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      7.6 STANDARDS OF ETHICAL CONDUCT. Independent Contractor agrees to comply with the ITEX Corporation and International Reciprocal Trade Association standards of ethical conduct in operation of its brokerage business and in representing ITEX in the industry.

VIII. CLIENT OBLIGATIONS

     8.1 CLIENT APPLICATION.

(a) All rights and obligations of ITEX Clients are set forth in the Client Application and the ITEX Trading Rules. Each Client is required to agree to the terms of the Trading Rules in order to subscribe to ITEX services and participate in the ITEX System.

(b) All terms and provisions contained in the Client Application and the Trading Rules may be changed from time to time in ITEX's sole discretion as it deems necessary, including the amount and types of fees charged to the Client. Changes in Client fees shall not change the Independent Contractor Commission Schedule, unless modified in writing and signed by Independent Contractor and ITEX.

(c) All Client Applications are subject to final approval by ITEX.

(d) Independent Contractor may not make any changes in or additions to the Client Application or the Trading Rules, whether in writing or by verbal representation. To the extent that Independent Contractor is found by ITEX to have done so, Independent Contractor shall indemnify and hold harmless ITEX from and against any and all fines, penalties, losses, costs, damages, injuries, claims, expenses or other liabilities arising out of, resulting from or in connection with such changes, additions or representations, including, but not limited to, the decision by ITEX to refund all or a portion of the enrollment fee collected by Independent Contractor from any Client alleging such change, addition or representation after investigation by ITEX and the determination by it, in the exercise of its reasonable judgment, that such allegations are supported by a preponderance of the evidence.

IX. ASSIGNMENT, SALE AND TRANSFER

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      9.1 PERSONAL SERVICE CONTRACT; NON-ASSIGNABILITY. ITEX is entering into this Agreement based upon its knowledge of and faith in the abilities of Independent Contractor and its duly approved Independent Contractor Guarantor(s). Therefore, this Agreement is personal to Independent Contractor. This Agreement may not be assigned or transferred without the prior written consent of ITEX, which consent will not be unreasonably withheld. Any attempt to assign or transfer any right in this Agreement, or interest in any entity holding an interest in this Agreement, shall be null and void.
"Transfer" includes any act or circumstance by which ownership or control is shifted in whole or in part from one entity to another, including, if Independent Contractor is a corporation, any changes in the ownership of stock of Independent Contractor or the issuance of additional stock of Independent Contractor and, if Independent Contractor is a partnership, any change in or addition of partners.

     9.2 CONSENT TO TRANSFER. If a transfer is proposed, ITEX will consent to the transfer provided:

(a) each transferee has a satisfactory credit rating according to standards adopted by ITEX and has a good general business reputation as reasonably determined by ITEX;

(b) each transferee agrees to take the ITEX initial training course to the extent that ITEX, in its sole discretion, deems necessary or desirable;

(c) each transferee enters into all agreements, including, to the extent not inconsistent with this Agreement, the form of Independent Retail Brokerage Agreement that ITEX is then requiring of new brokers;

(d) the obligations of Independent Contractor under this Agreement and any loans, trade loans or credit lines are fully paid and satisfied;

(e) Independent Contractor is not in default under any provision of this Agreement or its ITEX account;

(f) all parties to the transfer enter into a written assignment of this Agreement, including a general release of all claims Independent Contractor may have against ITEX; and

(g) Independent Contractor or the transferee has paid ITEX the sum of Two Thousand Dollars ($2,000.00) for ITEX's legal and accounting costs, credit and investigation charges, training and other expenses associated with the transfer.

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      9.3 DEATH OR DISABILITY. In the event of the death or permanent disability of an individual Independent Contractor or of the Independent Contractor Guarantor if Independent Contractor is a legal entity, the spouse or the surviving parties in interest of Independent Contractor may request in writing a transfer of this Agreement, or a transfer of the obligations of the Independent Contractor Guarantor, to the spouse or parties in interest. The request must be made within ninety (90) days after the death or determination of disability. The transfer will be granted subject to the same terms and conditions governing any other transfer. For purposes of this Agreement, permanent disability shall mean the inability or failure of the disabled person to perform the duties under this Agreement for a period of 60 consecutive days).

X. INDEMNIFICATION

      10.1 INDEMNITY AND HOLD HARMLESS BY INDEPENDENT CONTRACTOR. Independent Contractor shall indemnify and hold harmless ITEX, its agents, employees, officers, shareholders and directors from and against any and all fines, penalties, losses, costs, damages, injuries, claims, expenses or other liabilities, including, but not limited to attorney's fees and costs of court including on appeal, arising out of, resulting from or in connection with the operation of Independent Contractor's business and caused by the acts or omissions, negligent or otherwise, of Independent Contractor, or Independent Contractor's employees, agents and independent contractors. This indemnification provision shall include, but is not limited to, claims of third parties arising out of or resulting from or in connection with the rendering of advice, information, services or consultation by Independent Contractor to Clients of ITEX, contrary to the standards or procedures promulgated in writing by ITEX.

      10.2 INDEMNITY AND HOLD HARMLESS BY ITEX. ITEX shall indemnify and hold harmless Independent Contractor, its agents, employees, officers, shareholders and directors from and against any and all fines, penalties, losses, costs, damages, injuries, claims, expenses or other liabilities, including, but not limited to attorney's fees and costs of court including on appeal, arising out of, resulting from or in connection with the operation of ITEX's business and caused by the acts or omissions, negligent or otherwise, of ITEX, or ITEX's employees, agents and independent contractors.

XI. TERM, TERMINATION AND RENEWAL

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      11.1 TERM. The term of this Agreement commences on the date it is executed by the President or Chief Executive Officer of ITEX or his designee and continues for a period of five (5) years, unless earlier terminated as provided in this Section XI. This Agreement shall be automatically renewed for subsequent five year terms so long as Independent Contractor is not in breach and otherwise is in compliance with this Agreement and any policies and procedures then in force as adopted by ITEX and otherwise permitted hereunder.

      11.2 TERMINATION WITHOUT OPPORTUNITY TO CURE. If during the period this Agreement is in effect there occurs any of the following events, the occurrence of such event shall entitle ITEX in its sole discretion to give notice of immediate termination hereof, without any opportunity to cure:

(a) Independent Contractor shall file or have instituted against it a petition in bankruptcy (which is not dismissed within forty-five (45) days of such filing) or shall be adjudged as bankrupt or insolvent or shall admit in writing its inability to pay its debts as they come due or shall have a receiver or trustee appointed for all or substantially all of Independent Contractor's assets;

(b) Independent Contractor makes an assignment for the benefit of creditors or a similar disposition of the assets of Independent Contractor;

(c) Independent Contractor voluntarily abandons, surrenders, or transfers control of or fails to actively operate its business for thirty (30) or more consecutive days of business, unless Independent Contractor is precluded from so operating by war, civil disturbance, natural disaster, labor dispute, product shortage, or any other event beyond Independent Contractor's reasonable control, or unless ITEX has given its prior written approval for such failure to operate;

(d) Independent Contractor or any partner, officer or director is convicted of or pleads guilty or no contest to a felony or has a final judgment entered against it in a civil action for fraud, dishonesty, conversion, misrepresentation or any other matter involving moral turpitude which, in the sole judgment of ITEX, substantially impairs the goodwill associated with ITEX, its Proprietary Marks or the System;

(e) The Independent Contractor shall engage or attempt to engage in any act in violation of Sections 4.1, 5.9(b), 5.11(c) or 5.13 hereof.

      11.3 TERMINATION AFTER OPPORTUNITY TO CURE. ITEX may terminate this Agreement upon written notice to Independent Contractor of any one or more of the following defaults, provided such default is not cured within thirty (30) days after the mailing of such notice by ITEX to Independent Contractor, or, if impossible to cure within thirty days, in the good faith judgment of ITEX substantial steps have been taken toward cure:

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(a) Default in the payment of any indebtedness of Independent Contractor to
ITEX, the ITEX Retail Trade Exchange or the ITEX System;

(b) Independent Contractor shall have lodged against it and reported to ITEX orally or in writing, more than three (3) customer complaints in any ninety (90) day period, of a failure of Independent Contractor to live up to its contractual obligations or enforceable promises, which complaints are found by ITEX in the exercise of its good faith judgment to be reasonable and which Independent Contractor has not resolved to the satisfaction of the customers involved within sixty (60) days from notification to Independent Contractor of the complaint. At the option of ITEX, to the extent that the employees or facilities of ITEX are required to resolve the complaint, Independent Contractor shall be responsible for employee costs and expenses incurred by ITEX at the rate of up to $75 per hour, and all costs so incurred and invoiced to Independent Contractor with appropriate documentation shall be deducted from any commission check(s) otherwise due to Independent Contractor.

(c) Independent Contractor acting in connection with its ITEX account enters into a trade transaction which calls into disrepute the ITEX Trade Exchange, the ITEX System or ITEX or otherwise adversely impacts the good will of ITEX.

(d) There is a removal, resignation, withdrawal or elimination from the Independent Contractor of any person who actively and substantially participates in the ownership of the Independent Contractor without the prior written consent of ITEX, which consent shall not be unreasonably withheld

(e) Independent Contractor defaults in the performance of any other provision of this Agreement not otherwise provided for here.

      11.4 TERMINATION BY INDEPENDENT CONTRACTOR. Independent Contractor may terminate this Agreement effective thirty (30) days after delivery to ITEX of a written notice of intent to terminate. Delivery of such notice shall in no way relieve Independent Contractor of its obligation to pay all sums then owed to ITEX, the ITEX Retail Trade Exchange or any other element of the ITEX System or the obligations of this Agreement which survive the termination, expiration without renewal or transfer hereof.

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      11.5 TERMINATION BY MUTUAL AGREEMENT. At any time, Independent Contractor and ITEX may agree to terminate or not to renew this Agreement.

      11.6 RIGHTS UPON TERMINATION. Upon termination of this Agreement for any reason, Independent Contractor's Operating Account, will automatically terminate without notice. ITEX may, in its sole discretion, allow Independent Contractor to maintain a Client account with ITEX on a standard fee basis.

(a) Upon termination, Independent Contractor will return to ITEX all software, promotional materials, Client transaction materials, and all other tangible or proprietary items provided by ITEX or containing the "ITEX" name, Proprietary Marks or copyright. Independent Contractor shall immediately cease using the name "ITEX" and will no longer represent that Independent Contractor is part of the ITEX System. Independent Contractor shall advise all Clients or prospective Clients coming to Independent Contractor's office or telephoning Independent Contractor that Independent Contractor is no longer associated with ITEX.

(b) Upon termination of this Agreement for any reason, ITEX shall pay Independent Contractor's final commission ninety (90) days after the close of the ITEX accounting cycle in which this Agreement terminates, if all materials have been returned as required above and any overdraft and credit line extension is paid up within Independent Contractor's ITEX Account.

XII. MISCELLANEOUS PROVISIONS

      12.1 SEVERABILITY. Independent Contractor acknowledges that ITEX will appoint numerous brokers throughout the United States on terms and conditions similar to those set forth in this Agreement. It is of mutual benefit to Independent Contractor and to ITEX that these terms and conditions be uniformly interpreted. If any provision of this Agreement is or shall become in conflict with laws, ordinances or regulations of any governmental entity or body having jurisdiction over this Agreement, the provision shall be automatically deleted and the remaining terms and conditions of this Agreement shall remain in full force and effect.

     12.2 ENTIRE AGREEMENT; MODIFICATION.

(a) This Agreement constitutes the entire agreement of the parties into which all prior negotiations, commitments, representations and undertakings are merged. There are no oral or other written understandings or agreements between the parties relating to the subject matter of this Agreement.

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(b) No addition or modification of this Agreement shall be binding unless in writing signed by both ITEX and Independent Contractor. No course of dealing may be used to imply or impose any consent to modification of this Agreement.

      12.3 PERSONAL EFFORT. Independent Contractor acknowledges that ITEX has made no warranties or representations other than those contained in this Agreement. Because of the highly competitive nature of the business involved, Independent Contractor understands that the success of the ITEX brokerage will depend upon the best efforts and abilities of, and management by, Independent Contractor, as well as general economic trends and other local conditions.

      12.4 NOTICES. All notices required by this Agreement shall be deemed given when delivered in person or sent by facsimile with confirming copy deposit in the United States mail, addressed to the party at the address contained in this Agreement or as otherwise designated in writing, certified mail, return receipt requested, postage prepaid or delivered by commercial overnight delivery service.

      12.5 WAIVER. A waiver by any party of any breach of any provision, term, covenant, or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other provision, term, covenant, or condition.

      ITEX may by written notice unilaterally waive any obligation of Independent Contractor, the principals of Independent Contractor, or the Guarantors under this Agreement.

      12.6 CONSTRUCTION, NUMBERS AND CAPTIONS. This document constitutes the entire agreement between the parties and may not be modified or amended except by written agreement signed by the parties. The words "this Agreement" include any such future modifications unless otherwise indicated by the context. No salesperson, representative, or other person has the authority to bind or obligate ITEX in any way, except the president or a vice president of ITEX at the home office of ITEX by an instrument in writing.

      All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The words "shall" and "must" used in this Agreement indicate a mandatory obligation.

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      All captions and headings are for reference purposes only and shall not be deemed to be a part of this Agreement.

      If, for any reason whatsoever, any part of this Agreement shall be declared invalid, such declaration shall not affect the validity of the remaining portions which shall remain in full force and effect as if this Agreement had been executed with the invalid portion omitted. The parties declare their intention that they would have executed the remaining portions of this Agreement without including any part, parts, or portions which may be declared invalid in the future.

      12.7 APPLICABLE LAW. This Agreement was accepted in the State of California and shall be governed by the laws of California.

      12.8 VENUE. Any action brought by any party to this Agreement shall be filed and venue shall be in the courts of the County of Sacramento, State of California. Independent Contractor acknowledges that this provision is in the best interests of all of the brokers and Clients who make up the ITEX System, by preventing the adverse economic and business impacts upon ITEX and the ITEX System that would result from widely scattered litigation venues and hereby consents to such venue.

      12.9 LITIGATION. If either party is the prevailing party in any arbitration, suit, action or appeal, the other party, in addition to any other damages being awarded, shall pay the prevailing party all its expenses for the prosecution or defense of the arbitration, suit, action or appeal including, but not limited to, reasonable attorney's fees, cost of preparation, and all other actual expenses incurred by the prevailing party including any expenses necessarily incurred to enforce the judgment. For purposes of this Agreement, "prevailing party" shall mean the party that wins (either affirmatively or defensively) on more claims than it loses.

      12.10 TIME IS OF THE ESSENCE.  Time is of the essence of this Agreement.

      12.11 DOCUMENTS. Independent Contractor and its partners, shareholders, officers, and principals agree to execute and deliver any and all documents that may be necessary or appropriate during the Term and upon termination of this Agreement to carry out the purposes and intent of this Agreement.

      If Independent Contractor is a partnership, all general partners shall sign the documents. If Independent Contractor is a corporation, such shareholders and officers of the corporation as may be reasonably requested by ITEX shall personally guarantee the faithful performance of Independent Contractor.

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      Independent Contractor shall assure that each of its owners, shareholders, general partners, directors, officers, managers, employees, consultants and agents shall not compete with ITEX; not attempt to divert Clients to competing businesses; not induce employees of ITEX or of ITEX's affiliates to leave their employment; and keep, preserve, and protect all confidential information as required by this Agreement.

      12.12 OTHER AGREEMENTS. If Independent Contractor violates any material provision of this or any other agreement between Independent Contractor or any of Independent Contractor's shareholders, partners, or officers and ITEX, such breach shall be considered a breach of this Agreement as well as any such other agreements. ITEX shall then be entitled to terminate or otherwise enforce this Agreement and such other agreements pursuant to the provisions of this Agreement or any such other agreements.

      12.13 AGREEMENT BINDING ON SUCCESSORS AND ASSIGNS. Except as stated elsewhere in this Agreement, this Agreement shall benefit and bind the respective heirs, executors, administrators, successors, and assigns of the parties.

      12.14 ACCEPTANCE BY ITEX. This Agreement shall be binding upon Independent Contractor at the time it is signed by Independent Contractor, and delivered to ITEX at it headquarters in Sacramento, California. This Agreement shall not be binding upon ITEX until it is accepted in writing by the president or chief executive officer of ITEX or the designee of either. If not so accepted within ten (10) days, this Agreement shall no longer be binding upon Independent Contractor.

      12.15 REPRESENTATIONS AND ACKNOWLEDGMENTS. The success of the business contemplated by this Agreement is speculative and depends primarily upon the ability of Independent Contractor as an independent businessperson and its active participation in the daily affairs of the business as well as other factors. ITEX does not make any representation or warranty, express or implied, as to the potential success of said business.

      Independent Contractor acknowledges that it has entered into this Agreement after making an independent investigation of ITEX's operations and not in reliance upon any representation as to gross revenues, volume, potential earnings or profits which Independent Contractor in particular might be expected to realize. No person has made any other representation which is not expressly set forth in this Agreement to induce Independent Contractor to accept and execute this Agreement.

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      Each party acknowledges that it has had full and complete opportunity to be represented by counsel in connection with the negotiation, preparation and execution of this Agreement and that each party has thoroughly reviewed this Agreement with that counsel. The rule of construction that a written agreement is construed against the party preparing or drafting such agreement shall specifically not be applicable to the interpretation of this Agreement.

ITEX Corporation                             Independent Contractor


By:                                          By:
    -------------------------------

---------------------------


Title:                              Title:
       -------------------                 ------------------

Date:                                        Date:
     ---------------------                        -----------------


Copyright 2001 ITEX CORPORATION, Sacramento, CA All rights reserved.

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                                     JOINDER


     The undersigned officers and shareholders of the corporate Independent Contractor hereby join in the execution of this Independent Retail Brokerage Agreement for the purpose of agreeing, ratifying and undertaking to perform all of the agreements, covenants, representations, warranties and other undertakings specified therein which are made, or to be undertaken, or which are agreed to by Independent Contractor.




                                            Name & Title




                                            Name & Title




                                            Name & Title




                                            Name & Title

Name of Independent Contractor Guarantor(s):



Name



Name


Approved by ITEX Corporation:                                  Date:
                              -----------------------------

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